Exhibit 10.1

[Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed]

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into by and between SONOMA PHARMACEUTICALS, inc., a Corporation under the laws of Delaware hereinafter referred to as “Seller” and MicroSafe Group DMCC, an organization under the laws of the United Arab Emirates, hereinafter referred to as “Buyer” (all Parties jointly referred to as the “Parties”) as of February 21, 2020 (the “Effective Date”).

WHEREAS, Seller is the sole title holder and owner of the Assets (as such term is defined herein below) and intends to sell to Buyer the Assets, which are free of any Lien and encumbrances, in the terms and conditions hereof.

WHEREAS, Buyer intends to acquire from the Seller the Assets on the terms and conditions herein below.

The Parties hereby, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, intending to be legally bound, agree on the following:

CLAUSES

FIRST. Definitions.

1.01       For all purposes of this Agreement, unless the context otherwise requires, the following definitions shall apply and shall include the plural as well as the singular:

“Affiliate” means with respect to any Person or entity (i) any other Person or corporation directly or indirectly controlling, controlled by, or under common control with a Party to this Agreement or (ii) any partnership, joint venture, or other entity directly or indirectly controlled by, controlling, or under common control with, a Party to this Agreement, but in each case only for so long as such ownership or control shall continue. For purposes of this definition, the term “control” as applied to any Person or entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management of that Person or entity, whether through ownership of voting securities or otherwise.

“Agreement” means this Assets Purchase Agreement, together with the Ancillary Agreements, and any certificate, Consent, representation, instrument or any other document executed and delivered pursuant to the provisions hereunder.

“Ancillary Agreements” means the Patent Assignment Agreement and the Trademark Assignment Agreement.

“Animal Field” means animal health care.

“Applicable Laws” means all applicable provisions of all (i) constitutions and treaties subscribed by any Governmental Authority; (ii) all statutes, laws (whether federal, state or local law (including the common and civil law)), codes, rules, regulations, ordinances or orders of any Governmental Authority, (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority and (iv) any administrative rule or order of general application issued by any Governmental Authority.

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“Assets” means:

(i)  the Patents, the right to sue for passing off or unfair competition, and protect the confidentiality of, together with all rights of registration, maintenance, renewal and protection thereof in any form, and all rights of recovery and of legal action for past or future infringements and of interference proceedings and re-examinations involving such Patents; and

(ii)  the Trademarks, including any registration or application for registration of any of the foregoing, any goodwill associated with any of the foregoing, and all accrued rights of action for infringement and/or other actions.

“Business Day” means a day (excluding Saturdays, Sundays and public holidays) on which banks are generally open for business in the United States for the transaction of normal banking business.

“Buyer” has the meaning set forth in the Preamble.

“Change of Control” means the occurrence of any of the following after the Effective Date:

(i)  one person (or more than one person acting as a group) acquires ownership of stock of the Seller that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation; provided that, a Change of Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Seller’s stock and acquires additional stock;

(ii)  a majority of the members of the Board of Directors of the Seller are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Seller’s Board of Directors before the date of appointment or election; or

(iii)  the sale of all or substantially all of the Seller’s assets.

Notwithstanding the foregoing, a Change of Control shall not occur unless such transaction constitutes a change in the ownership of the Seller, a change in effective control of the Seller, or a change in the ownership of a substantial portion of the Seller’s assets under Section 409A.

For purposes of the definition of “Change of Control”, the following definitions shall be applicable:

(i)  The term “person” shall mean any individual, corporation or other entity and any group as such term is used in Section 13(d) (3) or 14(d) (2) of the Securities Exchange Act, as amended.

(ii)  Any person shall be deemed to be the beneficial owner of any shares of capital stock of the Seller:

a. which that person owns directly whether or not of record, or

b. which that person has the right to acquire pursuant to any agreement or understanding or upon exercise of conversion rights, warrants, or options, or otherwise, or

c. which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (b) above, by an “affiliate” or “associate” (as defined in the rules of the Securities and Exchange Commission under the Securities Act of 1933, as amended) of that person, or

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d. which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (b) above), by any other person with which that person or his “affiliate” or “associate” (defined as aforesaid) has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting or disposing of capital stock of the Seller.

(iii)  The outstanding shares of capital stock of the Seller shall include shares deemed owned through application of clause (ii) (b), (c), and (d) above, but shall not include any other shares which may be issuable pursuant to any agreement or upon exercise of conversion rights, warrants or options, or otherwise, but which are not actually outstanding.

“Claim” means any and all litigation, claims, demands, actions, causes of action, suits, injunctions, judgments, decrees, settlements, investigations, proceedings (administrative, arbitral, mediated or otherwise) and audits of any nature (other than audits voluntarily performed in the ordinary course of business).

“Closing Date” means the date in which this Agreement is signed and the Transaction contemplated under this Agreement is consummated.

“Consent” means any consent, approval, authorization or similar affirmation by or notice to any Person under any agreement, Applicable Law or Governmental Authorization.

“Confidential Information” has the meaning set forth in Clause Fifteenth of this Agreement.

“Dermatological Products” means a topical prescription, over-the-counter products or any other product for any treatment of the human skin.

“Dollars” or “US$” means United States of America dollars.

“Equipment” means the equipment described in the Exhibit 5.

“Essential Component” means the essential part of each Equipment necessary to operate the Equipment which will be held as Security.

“Exploit” means to use, have used, sell, offer for sale, have sold, register, hold or keep (whether for disposal or otherwise), transport, distribute, promote, market, or otherwise dispose of, and “Exploitation” shall have a correlative meaning.

“Governmental Authority” means any federal, state or public authority, domestic or foreign, exercising governmental powers and having jurisdiction in connection with this Agreement; and all statutes, laws, ordinances, regulations, orders, decrees, permits, licenses approvals, writs, process and rules issued thereby that may operate in connection with this Agreement.

“Governmental Authorizations” means, with respect to the Products, any and all approvals (including applications and supplements and amendments thereto), licenses, product registrations (except manufacturing establishment registrations) permits, orders, certificates, approvals or other similar authorization of any Governmental Authority solely related to the Products and necessary to commercially distribute, sell or market such Product in the Territories.

“Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

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“Human Field” means human wound care.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Lien” shall means any mortgage, pledge, deed of trust, hypothecation, security interests, rights of use, licenses, security agreements, burdens, title defects, title retention agreements, leases, subleases, occupancy agreements, easements, covenants, conditions, encroachments, ownership limitations, charges, or any other encumbrances and other restrictions or limitations of any nature whatsoever or any rights of Third Parties, including but not limited to such Liens as may arise under any contract, and whether created on the use of the Assets irregularities in title thereto or otherwise.

“Limited Field” means hard surface disinfectant use.

“Location of Delivery” means a geographical location in Dubai which shall be provided by Buyer to Seller.

“Party” means each of the Buyer and/or Seller; as the context so requires, or Buyer and Seller jointly.

“Patents” means the patents owned by Seller, which are listed in Exhibit 4.

“Patent Assignment Agreement” means the assignment agreement entered into by and between Seller and Buyer at the Closing Date, pursuant to which Seller shall convey and transfer to Buyer the Patents. The Patent Assignment Agreement once executed and delivered by the Parties shall be an integral part of this Agreement and attached hereto as Exhibit 7.

“Permitted Use” means the use in accordance with applicable Product label claims.

“Person” means any individual, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, corporation, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, or any other legal entity, including a government or political subdivision, department or agency of a government.

“Products” means the products listed in Exhibit 1.

“Purchase Price” means the total amount to be paid to Seller for the sale of the Assets in accordance with Clause Third of this Agreement.

“Representatives” means the officers, employees, agents, attorneys, consultants, advisors and other representatives of a Party or its Affiliates.

“Security” means the Equipment.

“Seller” has the meaning set forth in the preamble of this Agreement.

“Tax” means all federal, state, local, foreign and other income duties as provided by applicable laws together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Territories” means the territories listed in Exhibit 2.

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“Third Party” means any Person other than Seller or Buyer, their respective Affiliates and permitted successors and assigns.

“Trademark Assignment Agreement” means the assignment agreement entered into by and between Seller and Buyer on the Closing Date, pursuant to which Seller shall convey and transfer to Buyer the Trademarks. The Trademark Assignment Agreement once executed and delivered by the Parties shall be an integral part of this Agreement and is attached hereto as Exhibit 8.

“Trademarks” means the trademarks listed in Exhibit 3, including the registered trademarks, trademark applications and any other registered trademarks linked thereto, in the Territories, as well as all goodwill relating thereto and to the Products.

“Transaction” means the sale and purchase of the Assets pursuant to this Agreement, including the execution of the Agreement and the Ancillary Agreements.

“Transfer Price” means the prices listed in Exhibit 6.

1.02       Construction. Except where the context otherwise requires, wherever used, the singular includes the plural, the plural the singular, the use of any gender shall be applicable to all genders. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. Except as otherwise specifically indicated, all references to Exhibit numbers refer to Exhibits of this Agreement, and all references to Exhibits refer to Exhibits attached hereto and incorporated herein. The words “herein”, “hereof”, “hereinafter”, “hereunder”, and words of similar import refer to this Agreement as a whole and not to any particular Exhibit hereof. The term “including” as used herein means including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against any Party.

SECOND. Sale of Assets and License.

2.01       Upon the terms and conditions of this Agreement, at the Closing Date, Seller shall sell, transfer, convey and deliver to Buyer and Buyer shall buy and acquire from Seller on the Closing Date, the Assets absolutely and free from all encumbrances or Liens for their Exploitation in the A Territories and B Territories as further described in Section 2.02 below.

2.02       The Buyer agrees that it, or its Affiliates, shall not Exploit the Products or Assets outside: (a) the Animal Field or the Human Field in the A Territories; or (b) the Limited Field in the B Territories. To the extent that the Patents and Trademarks do not protect Buyer’s rights under this Subsection, Seller hereby grants to Buyer and its Affiliates an exclusive, royalty-free license to the patents, trademarks, formulations, know-how and technical information with respect to the Products developed, owned and/or licensed by Seller, to use, promote, market, import, offer for sale, sell and/or distribute the Products for the Permitted Use in the A Territories in the Animal Field and the Human Field and the Limited Field in the B Territories. Buyer may sublicense its rights under this Agreement to a Third Party with the prior written consent of Seller which shall not be unreasonably withheld. Buyer and its Affiliates shall ensure that no Third Party Exploits the Products or Assets outside: (a) the Animal Field or the Human Field in the A Territories; or (b) the Limited Field in the B Territories. Seller has the right to demand that Buyer takes all necessary steps to prevent any Third Party from infringing on Seller’s rights or territories.

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2.03       The Seller agrees that it shall not Exploit Products inside (a) the Animal Field or the Human Field in the A Territories; or (b) the Limited Field in the B Territories. Seller shall not Exploit Products to directly infringe with Buyer’s rights granted in Section 2.02.

2.04       In case of Seller filing in court for insolvency or bankruptcy, Buyer shall have the right to manufacture the Products using the Equipment and the Essential Component at any location, solely to Exploit the Products in the A Territories and B Territories in accordance with Subsections 2.01 and 2.02 above.

THIRD. Purchase Price.

The Purchase Price for the Assets shall be US$1,100,000 (one million one hundred thousand U.S. Dollars) (the “Purchase Price”) to be paid as set forth in Clause Fourth, Subsection 4.01 and 4.02 below.

FOURTH. Payment of the Purchase Price.

4.01          On the Closing Date, Buyer shall pay US$1,100,000 (one million one hundred thousand U.S. Dollars), by wire transfer in immediately available funds to Seller.

4.02          Payments due under this Agreement shall be due on such date as specified in this Agreement and, in the event such date is not a Business Day, then the next succeeding Business Day, and shall be made by wire transfer of immediately available funds to the bank account designated by Seller on or before the date payment is due.

4.03          For avoidance of doubt, Buyer assumes any and all liability for payment of its own Taxes. Any Tax liability incurred or accrued by Seller as a result of any payments under this Subsection shall be the responsibility of Buyer.

FIFTH. Closing.

5.01       Closing Date. Pursuant to the terms and conditions of this Agreement, the closing shall take place at Seller’s offices located at 1129 N. McDowell Blvd., Petaluma, CA 94954 (or at such other place as the Parties may designate in writing), at 10:00 a.m. Pacific Time on the date of signature of this Agreement (the “Closing Date”).

5.02       Closing Deliveries.

A.	On the Closing Date, Seller shall deliver the following to Buyer:

(i)                Each of the Ancillary Agreements to which Seller is a Party, validly executed by a duly authorized representative of Seller;

(ii)               Seller hereby agrees to execute any further agreements and to take any further actions necessary to aid Buyer in perfecting its interest in the Patents and the Trademarks.

B.	On the Closing Date, Buyer shall deliver to Seller each of the Ancillary Agreements to which Buyer is a Party, validly executed by a duly authorized representative of Buyer.

5.03       Post-Closing Delivery of the Equipment.

The Equipment, less the Essential Component, shall be delivered at the Location of Delivery no later than twelve (12) months following the Effective Date. The Equipment cost is $[___]. The Buyer will pay the actual shipping costs for the Equipment. In the event the Seller must deliver the Essential Component, the Buyer will pay the Seller’s cost of the Essential Component and packaging plus a 20% mark up and the cost of shipping.

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SIXTH. Supply of Products.

(i)                 Seller shall supply Buyer with Products from time to time for a period of ten (10) years from the Effective Date, subject to mutual extension. Seller shall not be liable for nonperformance or delay in performance to supply Products caused by any event reasonably beyond the control of Seller, including, but not limited to wars, hostilities, revolutions, riots, civil commotion, national emergency, strikes, lockouts, epidemics, fire, flood, earthquake, force of nature, explosion, embargo, or any other Act of God, or any law, proclamation, regulation, ordinance, or other act or order of any court, government or governmental agency. Buyer shall pay the Transfer Prices detailed in Exhibit 6 for all Products shipped to Buyer. If a tariff, tax, duty or other fee (the “Tariff”) is imposed on the delivery any of the Products to Buyer, the Transfer Prices shall increase by the actual cost of such Tariff.

(ii)               All transfer Prices are exclusive of any taxes, shipping expenses, and insurance. Buyer shall pay to Seller the Transfer Prices by wire transfer within thirty (30) calendar days after each Product delivery date. Seller shall have the right to charge Buyer interest on late payments. Interest shall accrue at a rate of 5% on an annual basis. Should Seller need to take action to collect past due amounts, Buyer shall reimburse Seller for any actual expenses incurred in the collection, including reasonable attorney’s fees.

(iii)             Buyer shall order Products at least eight (8) weeks prior to scheduled delivery by written purchase orders. No shipments will be made without a written purchase order. Purchase orders shall be sent directly to Seller’s subsidiary Oculus Technologies de Mexico (“OTM”). There shall be no returns of any Products, except for any Products damaged during shipping. Buyer shall notify Seller in writing of any such damages and obtain authorization to return damaged Products to OTM Seller shall ensure that such authorization shall not be unreasonably withheld by OTM. Seller, at its sole discretion, shall either credit Buyer for damaged Products or send replacement Products.

(iv)             Location of manufacturing of Products by OTM and delivery of such Products shall be FCA Oculus Technologies de Mexico, Industria Vidriera 81, Zapopan Industrial Norte, Zapopan, Jalisco, 45135, Mexico (Incoterms 2010). Seller may relocate manufacturing of the Products to another location at any time, provided that the new manufacturing facility has the same registrations and approvals as the current facility.

(v)               Within ten (10) Business Days after the Closing Date, Buyer shall provide Seller with a written estimate, by quarter and by Product, of the quantities of Product Buyer would like to have delivered to it for the subsequent twelve (12) months. The quantities in the forecast shall be non-binding on the Buyer. The Parties agree to meet once a year at a minimum to discuss a non-binding multiyear forecast for the Products.

(vi)             On each anniversary of the Effective Date, the Parties shall renegotiate the Transfer Prices within thirty (30) calendar days in good faith. The Transfer Price shall be increased or decreased for (a) any change in actual cost of goods produced, (b) by the percentage change based on the U.S. Producer price index – final demand goods published by the Bureau of Labor Statistics for the period from the Effective Date through each subsequent 12 months-period, respectively, and (c) the actual cost of any Tariff or other tax imposed on Seller if not already applied pursuant to Clause Sixth Section (i). Notwithstanding the foregoing, the parties agree that maximum annual increase in the Transfer Price of a Product shall be capped at [___]% for contract years 1 through 5 and at [___]% for contract years 6 through 10.

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SEVENTH. Ancillary Agreements. The Parties agree to conclude and execute the following agreements on the Closing Date:

a) The Patent Assignment Agreement; and

b) The Trademark Assignment Agreement.

EIGHTH. Representations and Warranties.

8.01       Seller’s Representations. Seller hereby represents and warrants the following:

a) It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

b) It has the legal power and authority to enter into and be bound by the terms and conditions of this Agreement and to perform its obligations under this Agreement;

c) It has taken all necessary action on its part to authorize the execution and delivery of this Agreement. This Agreement has been duly executed and delivered on behalf of them and constitutes a legal, valid, binding obligation, enforceable against each of them in accordance with its terms;

d) The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Seller is a party do not and will not (a) violate the organizational documents of Seller, (b) violate any Law applicable to Seller or (c) require the giving of notice to or the consent of, or give rise to any termination rights of, any Third Party to any contract to which Seller is bound or constitute a breach thereof;

e) No notice to, filing with, permit of, authorization of, exemption by, or Consent of, any Governmental Authority or other Person is required for Seller to consummate the Transactions;

f) To Seller’s knowledge, there is no litigation or Claim pending or threatened in writing against Seller before any Governmental Authority in the Territories relating to the Assets, and (b) there is no Governmental Order or judgment of a Governmental Authority to which Seller is subject relating to the Assets;

g) As of the Closing Date, Buyer shall own all rights and title to Exploit the Assets as specified in this Agreement;

h) Seller has not incurred any indebtedness, Liabilities or obligations (whether accrued, absolute, contingent or otherwise) relating to the Assets, individually or in the aggregate;

i) Seller has not received or has been subject to: (i) any warning letters or other written correspondence from Governmental Authorities in the Territories with respect to any Product in which any Governmental Authority asserted that the operations of Seller were not in compliance with Applicable Laws of the Territories; or (ii) any warning letters or other written correspondence from any other Governmental Authority in the Territories with respect to a Product in which such other Governmental Authority asserted that the operations of Seller were not in compliance with Applicable Laws of the Territories;

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l) Seller or its Affiliate is the owner of the Assets and has good title (both legal and equitable) thereto. The Assets are free and clear of all Liens, court orders, injunctions, decrees, writs or other encumbrances, whether by written agreement or otherwise and no Person other than Seller owns any right in any of the Assets;

m) To Seller’s knowledge, no Person is infringing any of the Patents or the Trademarks;

n) No Person has been granted with any license or other right or interest to any of the Patents or the Trademarks;

o) To Seller’s knowledge, the current use of the Patents and the Trademarks do not infringe or violate the rights of any other Person in the Territories;

p) To Seller’s knowledge, with respect to the Territories, Seller has not been a party to any contract, agreement or covenant, currently in force, whereby the use or Exploitation of the Assets, specifically the Trademarks or the Patents, have been associated with any intellectual property rights of Third Parties;

q) To Seller’s knowledge it is not currently subject to any recall or post-sale warning in respect of any of the Products in any Territory, nor, is there currently under consideration by Seller, or any Governmental Authority, any recall or post-sale warning, in each case, in respect of any of the Products in any Territory. Seller has not received any written notice that any Governmental Authority in the Territories has (i) commenced or threatened to initiate any action to withdraw its approval or request the recall of any of the Products, or (ii) commenced or threatened to initiate, any action to enjoin the sale of any of the Products;

r) No representation or warranty by Seller, and no statement contained in any other document delivered to or to be delivered by or on behalf of Seller pursuant to this Agreement, contains any untrue statement or omits to state any fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading. Seller has disclosed to Buyer all information relating to the Assets;

s) The Assets combined with Buyer’s rights in Section 2.02 are sufficient to distribute the Products in the Territories;

t) The Seller does not have any knowledge of any material errors in, or material omissions from, the Exhibits of this Agreement;

8.02       Buyer represents and warrants to Seller, as of the Closing Date, as follows:

a) It is a commercial entity duly incorporated and validly existing under the laws of its jurisdiction.

b) Its legal representative has sufficient legal authority to enter into this Agreement and the Ancillary Agreements;

c) The execution and delivery of this Agreement and Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the necessary corporate actions of Buyer. This Agreement constitutes and each Ancillary Agreement to which Buyer is a party, when executed and delivered by Buyer, will constitute the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms;

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d) The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party do not and will not (a) violate the organizational documents of Buyer, (b) violate any Law applicable to Buyer or (c) require the giving of notice to or the consent of, or give rise to any termination rights of, any Third Party to any contract to which Buyer is bound or constitute a breach thereof;

e) There is no broker, finder, financial advisor or other Person acting or who has acted on behalf of Buyer or its Affiliates, who is entitled to receive any brokerage or finder’s or financial advisory fee from Seller in connection with the Transaction contemplated by this Agreement;

f) (i) To the knowledge of Buyer, there is no litigation pending or threatened against Buyer or any of its Affiliates before any Governmental Authority, and (ii) there is no order, decree or judgment of a Governmental Authority to which Buyer or any of its Affiliates is subject, except for such litigation, orders, decrees and judgments that would not reasonably be expected to have a negative impact in compliance of its obligations hereunder and of the Ancillary Agreements;

g) Buyer has, and on the Closing Date will have, immediately available cash that is sufficient to enable it to complete the Transaction and to perform all of its obligations under this Agreement and the Ancillary Agreements and to pay all related fees and expenses of Buyer;

h) Buyer is aware of applicable Laws relating to marketing, distribution and sale of the Products;

i) To the best of Buyer’s knowledge, the representations and warranties of Seller made in Clause Eighth, Subsection 8.01 of this Agreement are true and correct. Buyer does not have any knowledge of any material errors in, or material omissions from, the Exhibits of this Agreement;

j) Buyer has received from Seller the information and documents necessary to complete a due diligence on the Assets, and such due diligence was limited to the information and documents provided Buyer acknowledges and agrees that, except as expressly provided in this Agreement or in any Ancillary Agreement, Buyer is acquiring the Assets on an “as is, where is” basis, without any express or implied warranties, either in fact or by operation of law, by statue or otherwise, including any warranty as to quality, the fitness for a particular purpose, merchantability, condition of the Assets or as to any other matter.

NINTH. Taxes, Fees and Expenses. Except as otherwise provided in this Agreement, each Party shall be solely responsible for payment of Taxes caused to each of them in accordance with their corresponding tax applicable Law. Each Party shall bear its own expenses and fees (including without limitation, if incurred, fees and expenses of legal counsel, investment bankers, brokers, auditors, or other consultants) incurred in connection with any matter whether or not relating to or arising out of this Agreement or the Transaction contemplated hereby.

TENTH. Equipment.

In order to secure the rights of Buyer under this Agreement, in case of (i) the filing for insolvency, receivership or bankruptcy by Seller, or (ii) a Change of Control of Seller, Buyer shall have the right to demand in writing within thirty (30) calendar days the delivery of the Essential Component to the Location of Delivery and at a time specified by Buyer. Buyer shall bear all costs, expenses and duties for such delivery as further described in Section 5.03

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ELEVENTH. Indemnity.

11.01 Indemnification by Seller. Subject to the terms and conditions of this Agreement, from and after the Closing Date, Seller agrees to indemnify and hold Buyer and its respective officers, directors, employees, shareholders, partners, and members (the “Buyer Indemnitees”) harmless against any and all damages, losses, shortages, liabilities, payments, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses (including without limitation, reasonable attorneys’ fees) of any kind or nature whatsoever (collectively the “Damages”), directly or indirectly resulting from, relating to, or arising out of:

(a)       any material breach of any representation or warranty of the Seller in this Agreement or in any certificate or instrument delivered hereunder; and/or

(b)       the non-performance, partial or total, of any covenant or agreement of Seller contained in this Agreement.

11.02 Indemnification by Buyer. Subject to the terms and conditions of this Agreement, from and after the Closing Date, Buyer agrees to indemnify and hold Seller, its Affiliates, and their respective officers, directors, employees, shareholders, partners, and members (the “Seller’s Indemnitees”) harmless from, any and all Damages directly or indirectly resulting from, relating to, or arising out of:

(a)       any material breach of any representation or warranty of the Buyer in this Agreement or in any certificate or instrument delivered hereunder; and/or

(b)       the non-performance, partial or total, of any covenant or agreement of Buyer contained in this Agreement.

11.03 Claims for Indemnification. Whenever any claim arises for indemnification hereunder, the indemnified party (the “Indemnitee”) shall notify the indemnifying party (the “Indemnitor”) in writing by registered or certified mail promptly after the Indemnitee has actual knowledge of the facts constituting the basis for such claim (the “Notice of Claim”). Such notice shall specify all material facts known to the Indemnitee giving rise to such indemnification right, and to the extent practicable, the amount or an estimate of the amount of the liability arising therefrom. The failure of any Indemnitee to promptly notify the Indemnitor shall not relieve the Indemnitor of its obligation to indemnify with respect to such action and shall not relieve the Indemnitor of any other liability which it may have to any Indemnitee unless such failure to notify the Indemnitor prejudices the rights of the Indemnitor.

11.04 Right to Defend. If the facts giving rise to any such claim for indemnification involve any actual or threatened claim or demand by any Third Party against the Indemnitee, the Indemnitor shall be entitled (without prejudice to the right of the Indemnitee to participate in the defense of such claim or demand at its expense through counsel of its own choosing) to assume the defense of such claim or demand in the name of the Indemnitee at the Indemnitor’s expense and through counsel of its own choosing, which counsel shall be reasonably satisfactory to the Indemnitee, if it gives written notice to the Indemnitee within forty-five (45) calendar days after receipt of the Notice of Claim that the Indemnitor intends to assume the defense of such claim and acknowledges its liability to indemnify the Indemnitee for any losses resulting from such claim; provided, however, that if the Indemnitor does not elect to assume the defense of any claim, then (a) the Indemnitor shall have the right to participate in the defense of such claim or demand at its expense through counsel of its own choosing, provided the Indemnitee shall control the defense of such claim, (b) the Indemnitee may settle any such claim without the consent of the Indemnitor, however, the Indemnitor may not settle any such claim without the prior written consent of the Indemnitee. Whether or not the Indemnitor does choose to so defend such claim, the Parties shall cooperate in the defense thereof and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be requested in connection therewith.

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11.05 Settlement. Except as provided in Subsection 11.04 above, (i) the Indemnitee shall make no settlement of any claim that would give rise to liability on the part of the Indemnitor under an indemnity contained in this Clause Twelfth without the written consent of the Indemnitor, which consent shall not be unreasonably withheld and (ii) the Indemnitor can settle without the consent of the Indemnitee only if the settlement involves only the payment of money for which the Indemnitor will be fully liable and has the capacity to pay. No other settlement of any claim may be made without the consent of both the Indemnitee and Indemnitor, which consent shall not be unreasonably withheld.

11.06 Claim Reduction. Any claim for indemnification under this Clause Eleventh shall be reduced to the extent of any Third Party insurance (excluding any deductibles or arrangements in the nature of a financing) or condemnation payment actually received by the Indemnitee.

11.07 No Third Party Beneficiaries. The foregoing indemnification is given solely for the purpose of protecting the Parties and shall not be deemed extended to, or interpreted in a manner to confer any benefit, right or cause of action upon, any other Person.

11.08 Limitations. Except with respect to Damages arising from or relating to (i) fraud, willful misrepresentation or intentional breach from and after the Closing, the sole and exclusive remedy of (i) the Buyer and the Buyer Indemnitees against Seller; and (ii) the Seller and the Seller Indemnitees against the Buyer; for any and all Damages under this Agreement will be capped at an amount equal to $1,000,000. Subject to the preceding sentence, neither party will not be liable for any Damages for which indemnity is claimed under Subsections 11.01 or 11.02, except to the extent the aggregate Damages therefrom exceed $5,000 in a single occurrence or $20,000 in the aggregate (the “Deductible”), in which case the Indemnitor will be liable to the Indemnitee for all such Damages in excess of the Deductible.

11.09 Investigation or Knowledge. Notwithstanding anything to the contrary herein, the right of any Party hereto to indemnification, payment of Damages or other remedies will not be affected in any way by any investigation conducted or knowledge (whether actual, constructive or imputed) acquired at any time by such Party with respect to the accuracy or inaccuracy of or compliance with or performance of, any representation, warranty, covenant, agreement or obligation or by the waiver of any condition.

11.10 Materiality. Notwithstanding anything to the contrary herein, for the sole purpose of determining the amount of any Damages (as opposed to whether a breach has occurred), each representation and warranty herein will be deemed made without any qualifications or limitations as to materiality and, without limiting the foregoing, the word “material” and words of similar import will be deemed deleted from any such representation or warranty.

TWELVTH. Further Assurances. Seller shall, at any time or from time to time after the Closing Date, at the request of Buyer and sole cost and expense of Buyer (save for attorney's fees which will be borne by the Party engaging the attorney), execute and deliver to Buyer all such instruments and documents or further assurances as Buyer may reasonably request in order to vest in Buyer all of Seller’s right, title and interest in and to the Assets as contemplated hereby, including without limitation signing (if necessary in the presence of a notary) any further agreements required to record the assignment of rights to the Buyer under this Agreement with national registries.

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THIRTEENTH. Non-competition and non-solicitation. Both Parties shall undertake not to engage in any activity or countries (i) in case of Buyer, outside the Territories and in those activities related to the Exploitation of Products, and (ii) in case of Seller, within the Territories and in those activities related to the Exploitation of Products; including as a shareholder, sole entrepreneur, partner, employee, corporate officer, director, consultant, manager of any form of company, or through any Third Party, and not to take interest in any business engaged in such competing activity.

Moreover, both Parties shall undertake, during a 48 (forty eight) month period as of the Closing Date: (i) not to hire, solicit or otherwise engage any employees, officers, suppliers or clients of the other Party and/or its Affiliates, (ii) in the context of the competing activities, accept orders, sign contracts or negotiate with any Person who at about the time ceases to be employed by the other Party and/or its Affiliates is an employee, officer, supplier or client of Sellers and/or its Affiliates, (iii) in any way seek to influence the relationship between the other Party and/or its Affiliates and respectively its employees, officers, suppliers or clients.

FOURTEENTH. Confidentiality. All Confidential Information provided by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) shall be subject to and treated in accordance with the terms of this Clause. As used in this Clause, “Confidential Information” means (a) all information disclosed to the Receiving Party by the Disclosing Party in connection with this Agreement or any Ancillary Agreements, including all information with respect to the Disclosing Party, and (b) all memoranda, notes, analyses, compilations, studies and other materials prepared by or for the Receiving Party to the extent containing or reflecting the information in the preceding Subsection (a), in each case, whether written or oral. Notwithstanding the foregoing, Confidential Information shall not include information that, in each case as demonstrated by competent written documentation:

(i)	is subject to this Transaction or is related to the Assets;

(ii)	was already known to the Receiving Party other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(iii)	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(iv)	became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party other than through any act or omission of the Receiving Party in breach of this Agreement;

(v)	is subsequently disclosed to the Receiving Party by a Third Party without obligations of confidentiality with respect thereto; or

(vi)	is subsequently independently discovered or developed by the Receiving Party without the aid, application or use of Confidential Information.

FIFTEENTH. Miscellaneous.

15.01 Assignment of Rights, Third Party Rights. This Agreement is strictly personal to the Parties and shall be binding and to the benefit of the Parties concluding it. Neither this Agreement nor any rights, benefits or obligations hereunder may be assigned by either Party without the prior written Consent of the other Party. Successors and assigns of a Party (including through administration, liquidation or other analogous process) shall be bound by this Agreement and any Person acquiring control of a Party (including through administration, liquidation or other analogous process) shall not interfere with this Agreement or its performance in any way which is adverse to the other Party's interests. Except as expressly provided for in this Agreement, none of the provisions of this Agreement will grant any right, interest or action in favour of any Person (other than the Parties) or will benefit any Person (other than the parties who appear to this Agreement).

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15.02 Entire Agreement. This Agreement together with its Exhibits and Ancillary Agreements represents the entire agreement between Sellers and Buyer and, therefore, supersedes any verbal or written agreement, understandings and negotiations between the Parties, which may have related to the subject matter hereof prior to the date hereof.

15.03 Amendments. Any modification or amendment to the Clauses of this Agreement will only be effective when the Parties have agreed in advance in writing. The Parties may not change the terms of this Agreement unless in writing signed by them. Any waiver of any term or condition of this Agreement shall be effective only if in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a Party’s rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement. No amendments or variations to this Agreement shall be effective unless made in writing and signed by the duly authorized representative of the Parties.

15.04 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect other provisions of this Agreement. Every provision shall be construed and interpreted in all cases as being effective and valid according to the Law. In the event that one or more provisions of this Agreement become invalid, illegal or unenforceable in any manner, such provision or provisions shall be ineffective only with respect to invalidity, illegality or unenforceability in question, without implying such invalidity, illegality or unenforceability of such provision or any other contained in this Agreement, unless such interpretation is not reasonable.

15.05 Survival. All representations and warranties set forth in this Agreement shall survive the Closing Date and the consummation of the Transaction contemplated hereby and continue in full force and effect until the third anniversary of the Closing Date. Clause Fourteenth shall survive the Closing Date and the consummation of the Transaction contemplated hereby and continue in full force and effect until the fifth anniversary of the Closing Date. Clauses Sixth, Seventh, Eighth, Ninth, Tenth, Eleventh, Twelfth, Thirteenth, Fifteenth shall survive the Closing Date and the consummation of the Transaction contemplated hereby and continue in full force and effect until the tenth anniversary of the Closing Date.

15.06 Force Majeure. A Party shall not be liable for non-performance or delay in performance (other than obligations regarding confidentiality) caused by any event reasonably beyond the control of such party including, but not limited to wars, hostilities, revolutions, riots, civil commotion, national emergency, strikes, lockouts, epidemics, fire, flood, earthquake, force of nature, explosion, embargo, or any other Act of God, or any law, proclamation, regulation, ordinance, or other act or order of any court, government or governmental agency.

15.07 Statutory references. Any references to any statue, law, regulation, or ordinance shall be deemed to include any amendments thereto from time to time or any successor statue, law, regulation or ordinance thereof.

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15.08 Notifications. Any notice or other communications which are required or permitted hereunder shall be in writing and shall be delivered either personally, by registered or certified mail (postage prepaid and return receipt requested), or by express courier or delivery service or by email, addressed as follows:

Seller	Buyer
1129 N. McDowell Boulevard Petaluma, California, USA 94954 Attn. Legal Representative Email: [___];	MicroSafe Group Head Office Liwa Heights Bldg Cluster W, Office 3908 Jumeirah Lake Towers, Dubai Email: [___] Phone: [___]
With a copy to (which shall not constitute Notice): Amy Trombly, Esq. Trombly Business Law, PC 1314 Main St., Suite 102 Louisville, CO, 80027 Email: [___]

Notices shall be deemed given when received if hand-delivered, and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if sent by express courier or delivery service, or sent by certified or registered mail or email, or at latest 72 hours after being sent.

15.09 Applicable Law and Jurisdiction. This Agreement is subject and governed by the laws of California without regard to the conflicts of law provisions. In case of controversy, dispute or Claim of any kind in connection with this Agreement, the Parties submit explicitly to the jurisdiction of the competent courts of California, Sonoma County, and waive explicitly the jurisdiction by reason of their present of future domiciles or for any other reason that may correspond to the current or future circumstances.

15.10 Counterparts. This Agreement may be executed in four counterparts, in original all of which shall be considered one and the same agreement, and all of which shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

15.11 Expenses. Except as otherwise specifically provided herein, the Parties shall each bear their own legal fees, accounting fees and other costs and expenses with respect to the negotiation, execution and the delivery of this Agreement and the consummation of the transaction hereunder.

15.12 Cost of Litigation. If any legal action or other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with this Agreement or the transactions contemplated hereby, the successful or prevailing Party or Parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in connection with such action or proceeding, in addition to any other relief to which it or they may be entitled.

15.13 No Presumption Against Drafter. The Parties agree understand and agree that (i) this Agreement and the Ancillary Agreements are freely negotiated by both Parties, and (ii) in any controversy, dispute or contest over the meaning, interpretation, validity or enforceability of this Agreement or any Ancillary Agreement or any of its or their terms or conditions, there shall be no inference, presumption or conclusion drawn against either Party by virtue of that Party having drafted this Agreement or any portion thereof.

[Signature Page follows.]

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IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the Effective Date.

Seller

/s/ Amy Trombly________________________________

By: Mrs. Amy Trombly, CEO Sonoma Pharmaceuticals, Inc.

Buyer

/s/ Safa Qadumi_________________________________

By: Mrs. Safa Qadumi, CEO MicroSafe

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